Exhibit 99.1

News Release

Air Products Reports Fiscal 2025 Third Quarter Results
Q3 FY25 Summary of Results (comparisons versus prior year):
•GAAP earnings per share ("EPS")# of $3.24, up four percent; GAAP operating income of $791 million, up seven percent
•Adjusted EPS* of $3.09, down three percent; adjusted operating income of $741 million flat
Guidance
•Revising fiscal 2025 full-year adjusted EPS guidance* to $11.90 to $12.10; fiscal 2025 fourth quarter adjusted EPS guidance* of $3.27 to $3.47
•Expect fiscal year 2025 capital expenditures* of approximately $5 billion
#Per share amounts are calculated and presented on a diluted basis from continuing operations attributable to Air Products.
*Certain results in this release, including in the highlights above, include references to non-GAAP financial measures on a consolidated, continuing operations basis and a segment basis. Additional information regarding these measures and reconciliations of GAAP to non-GAAP historical results can be found below. In addition, as discussed below, it is not possible, without unreasonable efforts, to identify the timing or occurrence of future events, transactions, and/or investment activity that could have a significant effect on the Company's future GAAP EPS or cash flow used for investing activities if any of these events were to occur.
Fiscal 2025 Third Quarter Consolidated Results
LEHIGH VALLEY, Pa. (July 31, 2025) - Air Products (NYSE: APD) today reported third quarter fiscal 2025 GAAP results, including GAAP EPS of $3.24, up four percent, and GAAP operating income of $791 million, up seven percent, each compared to the prior year. The current quarter included pre-tax gains totaling $99 million ($76 million after tax, or $0.34 per share), from the sale of a consolidated subsidiary and other assets. These benefits were partially offset by shareholder activism-related costs of $25 million ($19 million after tax, or $0.08 per share), a $24 million charge ($15 million after-tax, or $0.07 per share) reflecting updated cost estimates related to previously announced project exits and lower volumes.
Air Products' third quarter GAAP results for the periods presented in this release include items that are adjusted in the non-GAAP financial measures discussed below. These items are described in the "Reconciliations of Non-GAAP Financial Measures" section beginning on page 9.
Third quarter sales of $3.0 billion increased one percent from the prior year, as three percent higher energy cost pass-through, one percent higher pricing, and one percent favorable currency were partially offset by four percent lower volumes. The lower volumes primarily reflect the September 2024 LNG sale, lower global helium demand, and the previously announced project exits, partially offset by higher on-sites.
For the quarter, on a non-GAAP basis, adjusted operating income of $741 million was flat as higher on-sites, higher non-helium pricing, and lower costs were largely offset by the September 2024 LNG sale, lower global helium demand, and project exits. The lower costs were primarily driven by higher productivity and lower maintenance. Adjusted EPS of $3.09 decreased three percent from the prior year.
Chief Executive Officer Eduardo Menezes said, “The Air Products team delivered solid results this quarter that exceeded guidance and were higher than last year on a comparable basis, excluding the impact of the LNG sale. We are staying focused on our cost productivity efforts, pricing, operational excellence and capital discipline.”

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Fiscal 2025 Third Quarter Results by Business Segment
•Americas sales of $1.3 billion were up two percent versus the prior year, as seven percent higher energy cost-pass through and one percent higher pricing were partially offset by six percent lower volumes. The lower volumes were primarily attributable to lower on-sites, including the impact of previously announced project exits, and lower helium demand. Operating income of $374 million decreased four percent from the prior year as higher costs—primarily maintenance-related depreciation—previously announced project exits, and helium headwinds were partially offset by favorable non-helium pricing, net of power and fuel costs. Operating margin of 29.7 percent decreased 200 basis points, primarily due to higher energy cost pass-through.
•Asia sales of $810 million increased three percent from the prior year, as two percent higher volumes, one percent higher energy cost pass-through, and one percent favorable currency were partially offset by one percent lower pricing, net of power and fuel costs. The higher volumes were driven by on-sites, partially offset by lower helium demand. Operating income of $217 million increased eight percent and operating margin of 26.8 percent increased 150 basis points from the prior year, as favorable costs driven by productivity improvements and lower maintenance were partially offset by lower helium pricing.
•Europe sales of $771 million increased 11% from the prior year on five percent favorable currency, three percent higher volumes, two percent higher pricing, and one percent higher energy cost pass-through. The higher volumes were driven by on-sites, partially offset by lower helium demand. Operating income of $225 million increased 10% from the prior year, primarily on higher non-helium merchant pricing, net of power and fuel costs, and favorable currency. Operating margin of 29.2 percent decreased 30 basis points from the prior year.
•Middle East and India equity affiliates' income of $86 million decreased four percent from the prior year driven by an affiliate in Saudi Arabia.
•Corporate and other sales of $143 million decreased 39% and operating loss of $83 million increased 46% compared to the prior year, primarily due to the September 2024 LNG sale. This headwind was partially offset by lower costs related to sale of equipment and productivity improvements.
Outlook
Air Products has provided revised full-year fiscal 2025 adjusted EPS guidance* in the range of $11.90 to $12.10. For the fiscal 2025 fourth quarter, Air Products' adjusted EPS guidance* is $3.27 to $3.47.
Air Products expects capital expenditures* of approximately $5 billion for full-year fiscal 2025.

*Management is unable to reconcile, without unreasonable efforts, the Company’s forecasted range of adjusted EPS or capital expenditures to a comparable GAAP range. Air Products provides adjusted EPS guidance on a continuing operations basis, excluding the impact of certain items that management believes are not representative of the Company's underlying business performance, such as those described in the "Reconciliations of Non-GAAP Financial Measures" section beginning on page 9 of this release. It is not possible, without unreasonable efforts, to predict the timing or occurrence of these events or the potential for other transactions that may impact future GAAP EPS. Similarly, it is not possible, without unreasonable efforts, to reconcile forecasted capital expenditures to future cash used for investing activities because management is not able to identify the timing or occurrence of future investment activity, which is driven by management's assessment of competing opportunities at the time the Company enters into transactions. Furthermore, it is not possible to identify the potential significance of these events in advance, but any of these events, if they were to occur, could have a significant effect on the Company's future GAAP results.

Earnings Teleconference
Access the fiscal 2025 third quarter earnings teleconference scheduled for 8:00 a.m. Eastern Time on July 31, 2025 by calling 720-543-0220 and entering passcode 3763258 or by accessing the Event Details page on Air Products’ Investor Relations website.
About Air Products
Air Products (NYSE: APD) is a world-leading industrial gases company in operation for over 80 years focused on serving energy, environmental, and emerging markets and generating a cleaner future. The Company supplies essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemicals, metals, electronics, manufacturing, medical and food. As the leading global supplier of hydrogen, Air Products also develops, engineers, builds, owns and operates some of the world's largest clean hydrogen projects, supporting the transition to low- and zero-carbon energy in the industrial and heavy-duty transportation sectors. Through its sale of equipment businesses, the Company also provides turbomachinery, membrane systems and cryogenic containers globally.

Air Products had fiscal 2024 sales of $12.1 billion from operations in approximately 50 countries and has a current market capitalization of over $60 billion. For more information, visit www.airproducts.com or follow us on LinkedIn, X, Facebook or Instagram.

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Cautionary Note Regarding Forward-Looking Statements
This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings and capital expenditure guidance, business outlook and investment opportunities. Forward-looking statements are based on management’s expectations and assumptions as of the date of this release and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation: changes in global or regional economic conditions, inflation, and supply and demand dynamics in the market segments we serve, including demand for technologies and projects to limit the impact of global climate change; changes in the financial markets that may affect the availability and terms on which we may obtain financing; the ability to execute agreements with customers and implement price increases to offset cost increases; disruptions to our supply chain and related distribution delays and cost increases; risks associated with having extensive international operations, including political risks, risks associated with unanticipated government actions and risks of investing in developing markets; project delays, scope changes, cost escalations, contract terminations, customer cancellations, or postponement of projects and sales; our ability to safely develop, operate, and manage costs of large-scale and technically complex projects; the future financial and operating performance of major customers, joint ventures, and equity affiliates; our ability to safely and effectively develop, implement, and operate new technologies and to market products produced utilizing new technologies; our ability to execute the projects in our backlog and refresh our pipeline of new projects; tariffs, economic sanctions and regulatory activities in jurisdictions in which we and our affiliates and joint ventures operate; the impact of environmental, tax, safety, or other legislation, as well as regulations and other public policy initiatives affecting our business and the business of our affiliates and related compliance requirements, including legislation, regulations, or policies intended to address global climate change; changes in tax rates and other changes in tax law; safety incidents relating to our operations; the timing, impact, and other uncertainties relating to acquisitions, divestitures, and joint venture activities, as well as our ability to integrate acquisitions and separate divested businesses, respectively; risks relating to cybersecurity incidents, including risks from the interruption, failure or compromise of our information systems or those of our business partners or service providers; catastrophic events, such as natural disasters and extreme weather events, pandemics and other public health crises, acts of war, including Russia’s invasion of Ukraine and new and ongoing conflicts in the Middle East, or terrorism; the impact on our business and customers of price fluctuations in oil and natural gas and disruptions in markets and the economy due to oil and natural gas price volatility; costs and outcomes of legal or regulatory proceedings and investigations; asset impairments due to economic conditions or specific events; significant fluctuations in inflation, interest rates, and foreign currency exchange rates from those currently anticipated; damage to facilities, pipelines or delivery systems, including those we are constructing or that we own or operate for third parties; availability and cost of electric power, natural gas, and other raw materials; the commencement and success of any productivity and operational improvement programs; and other risks described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2024 and subsequent filings we have made with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on our forward-looking statements. Except as required by law, we disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in assumptions, beliefs, or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.
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Media Inquiries:
Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com
Investor Inquiries:
Eric Guter, tel: (610) 481-1872; email: guterej@airproducts.com
Mun Shieh, tel: (610) 481-2951; email: shiehmh@airproducts.com

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended		Nine Months Ended
	30 June		30 June
(Millions of U.S. Dollars, except for share and per share data)	2025	2024	2025	2024
Sales	$3,022.7	$2,985.5	$8,870.4	$8,913.1
Cost of sales	2,040.1	2,005.6	6,110.5	6,064.3
Selling and administrative expense	222.6	235.4	687.0	714.4
Research and development expense	24.1	27.0	69.0	78.1
Business and asset actions	24.1	—	2,952.0	57.0
Shareholder activism-related costs	25.0	—	86.3	—
Gain on sale of business	67.3	—	67.3	—
Other income (expense), net	36.5	20.1	73.3	42.4
Operating Income (Loss)	790.6	737.6	(893.8)	2,041.7
Equity affiliates' income	167.6	168.9	463.7	470.6
Interest expense	61.4	55.7	146.2	169.1
Other non-operating income (expense), net	(6.0)	(1.3)	14.3	(25.3)
Income (Loss) From Continuing Operations Before Taxes	890.8	849.5	(562.0)	2,317.9
Income tax expense (benefit)	159.6	140.6	(205.5)	406.5
Income (Loss) From Continuing Operations	731.2	708.9	(356.5)	1,911.4
Loss from discontinued operations, net of tax	(8.0)	—	(8.0)	—
Net Income (Loss)	723.2	708.9	(364.5)	1,911.4
Net income attributable to noncontrolling interests	9.4	12.3	34.9	33.1
Net Income (Loss) Attributable to Air Products	$713.8	$696.6	($399.4)	$1,878.3

Net Income (Loss) Attributable to Air Products
Net income (loss) from continuing operations	$721.8	$696.6	($391.4)	$1,878.3
Net loss from discontinued operations	(8.0)	—	(8.0)	—
Net Income (Loss) Attributable to Air Products	$713.8	$696.6	($399.4)	$1,878.3

Per Share Data(A) (U.S. Dollars per share)
Basic earnings (loss) per share from continuing operations	$3.24	$3.13	($1.76)	$8.44
Basic loss per share from discontinued operations	(0.04)	—	(0.04)	—
Basic Earnings (Loss) Per Share Attributable to Air Products	$3.20	$3.13	($1.79)	$8.44
Diluted earnings (loss) per share from continuing operations	$3.24	$3.13	($1.76)	$8.43
Diluted loss per share from discontinued operations	(0.04)	—	(0.04)	—
Diluted Earnings (Loss) Per Share Attributable to Air Products	$3.20	$3.13	($1.79)	$8.43

Weighted Average Common Shares (in millions)
Basic	222.8	222.5	222.7	222.5
Diluted	222.9	222.8	222.7	222.8
(A) Earnings (loss) per share is calculated independently for each component and may not sum to total earnings (loss) per share due to rounding.

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	30 June	30 September
(Millions of U.S. Dollars)	2025	2024
Assets
Current Assets
Cash and cash items	$2,324.3	$2,979.7
Short-term investments	—	5.0
Trade receivables, net	1,943.5	1,821.6
Inventories	797.7	766.0
Prepaid expenses	234.0	179.9
Other receivables and current assets	848.1	610.8
Total Current Assets	$6,147.6	$6,363.0
Investment in net assets of and advances to equity affiliates	5,227.8	4,792.5
Plant and equipment, at cost	42,985.2	39,950.9
Less: accumulated depreciation	17,345.2	16,580.0
Plant and equipment, net	$25,640.0	$23,370.9
Goodwill, net	969.7	905.1
Intangible assets, net	302.4	311.6
Operating lease right-of-use assets, net	976.9	1,047.7
Noncurrent lease receivables	318.2	392.1
Financing receivables	983.3	1,220.2
Other noncurrent assets	1,093.2	1,171.5
Total Noncurrent Assets	$35,511.5	$33,211.6
Total Assets	$41,659.1	$39,574.6
Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$3,368.1	$2,926.2
Accrued income taxes	156.3	558.5
Short-term borrowings	536.2	83.5
Current portion of long-term debt	699.0	611.4
Total Current Liabilities	$4,759.6	$4,179.6
Long-term debt	16,411.7	13,428.6
Long-term debt – related party	47.5	104.4
Noncurrent operating lease liabilities	646.6	677.9
Other noncurrent liabilities	1,351.8	1,350.5
Deferred income taxes	673.9	1,159.9
Total Noncurrent Liabilities	$19,131.5	$16,721.3
Total Liabilities	$23,891.1	$20,900.9
Air Products Shareholders’ Equity	15,537.5	17,036.5
Noncontrolling Interests	2,230.5	1,637.2
Total Equity	$17,768.0	$18,673.7
Total Liabilities and Equity	$41,659.1	$39,574.6

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	30 June
(Millions of U.S. Dollars)	2025	2024
Operating Activities
Net income (loss)	($364.5)	$1,911.4
Less: Net income attributable to noncontrolling interests of continuing operations	34.9	33.1
Net income (loss) attributable to Air Products	($399.4)	$1,878.3
Net loss from discontinued operations	8.0	—
Income (loss) from continuing operations attributable to Air Products	(391.4)	1,878.3
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	$1,151.4	$1,070.3
Deferred income taxes	(497.2)	(74.3)
Tax reform repatriation	(34.9)	—
Gain on sale of business	(67.3)	—
Business and asset actions	2,952.0	57.0
Undistributed earnings of equity method investments	(137.8)	(124.1)
Gain on sale of assets and investments	(46.9)	(23.3)
Share-based compensation	65.7	46.2
Noncurrent lease receivables	40.1	59.2
Other adjustments	31.4	36.4
Working capital changes that provided (used) cash, excluding effects of acquisitions:
Trade receivables	(91.4)	(10.4)
Inventories	(35.6)	(111.0)
Other receivables	(102.8)	82.4
Payables and accrued liabilities	(215.1)	(175.1)
Other working capital	(624.6)	(21.9)
Cash Provided by Operating Activities	$1,995.6	$2,689.7
Investing Activities
Additions to plant and equipment, including long-term deposits	($5,504.9)	($4,721.5)
Acquisitions, less cash acquired	(59.9)	—
Investment in and advances to unconsolidated affiliates	(365.4)	—
Investment in financing receivables	(53.8)	(396.2)
Proceeds from sale of assets and investments	185.4	26.3
Purchases of short-term investments	(117.6)	(141.4)
Proceeds from short-term investments	122.5	413.1
Other investing activities	112.7	45.9
Cash Used for Investing Activities	($5,681.0)	($4,773.8)
Financing Activities
Long-term debt proceeds	$3,978.2	$4,119.9
Payments on long-term debt	(380.1)	(76.7)
Net increase (decrease) in commercial paper and short-term borrowings	214.7	(183.3)
Dividends paid to shareholders	(1,185.7)	(1,171.4)
Proceeds from stock option exercises	1.1	6.2
Investments by noncontrolling interests	485.9	278.7
Other financing activities	(79.8)	(125.7)
Cash Provided by Financing Activities	$3,034.3	$2,847.7
Effect of Exchange Rate Changes on Cash	(4.3)	(4.9)
(Decrease) Increase in cash and cash items	($655.4)	$758.7
Cash and cash items – Beginning of year	2,979.7	1,617.0
Cash and Cash Items – End of Period	$2,324.3	$2,375.7
Supplemental Cash Flow Information
Cash paid for taxes, net of refunds	$856.1	$502.2

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Air Products and Chemicals, Inc. and Subsidiaries
BUSINESS SEGMENT INFORMATION
(Unaudited)

(Millions of U.S. Dollars)	Americas	Asia	Europe	Middle East and India	Corporate and other	Total
Three Months Ended 30 June 2025
Sales	$1,261.0	$810.0	$770.5	$38.3	$142.9	$3,022.7
Operating income (loss)	374.1	216.8	225.2	8.1	(83.1)	741.1	(A)
Depreciation and amortization	192.4	126.7	64.9	6.8	10.2	401.0
Equity affiliates' income	37.8	9.5	29.7	86.0	4.6	167.6	(A)
Three Months Ended 30 June 2024
Sales	$1,234.7	$789.6	$693.4	$32.8	$235.0	$2,985.5
Operating income (loss)	391.1	200.1	204.7	(1.4)	(56.9)	737.6	(A)
Depreciation and amortization	175.6	115.5	52.2	6.8	10.2	360.3
Equity affiliates' income	37.5	8.7	26.3	89.2	7.2	168.9	(A)

Nine Months Ended 30 June 2025
Sales	$3,835.8	$2,401.2	$2,195.1	$103.9	$334.4	$8,870.4
Operating income (loss)	1,128.0	624.6	607.2	4.6	(318.5)	2,045.9	(A)
Depreciation and amortization	544.2	381.4	176.2	19.7	29.9	1,151.4
Equity affiliates' income	104.1	30.3	75.6	249.2	11.3	470.5	(A)
Nine Months Ended 30 June 2024
Sales	$3,732.6	$2,363.1	$2,092.5	$103.9	$621.0	$8,913.1
Operating income (loss)	1,117.4	614.9	603.3	8.1	(245.0)	2,098.7	(A)
Depreciation and amortization	519.4	343.7	151.2	20.1	35.9	1,070.3
Equity affiliates' income	118.8	21.2	58.7	256.0	15.9	470.6	(A)

Total Assets
30 June 2025	$11,871.1	$7,269.9	$6,871.1	$10,510.1	$5,136.9	$41,659.1
30 September 2024	12,383.8	7,436.5	5,849.2	8,477.4	5,427.7	39,574.6
(A) Refer to the "Reconciliation to Consolidated Results" section on page 8.

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Reconciliation to Consolidated Results
The table below reconciles total operating income disclosed in the table above to consolidated operating income (loss) as reflected on our consolidated income statements:

	Three Months Ended		Nine Months Ended
	30 June		30 June
Operating Income (Loss)	2025	2024	2025	2024
Total	$741.1	$737.6	$2,045.9	$2,098.7
Business and asset actions	(24.1)	—	(2,952.0)	(57.0)
Shareholder activism-related costs	(25.0)	—	(86.3)	—
Gain on sale of business	67.3	—	67.3	—
Gain on sale of other assets(A)	31.3	—	31.3	—
Consolidated Operating Income (Loss)	$790.6	$737.6	($893.8)	$2,041.7
(A) Reflected on the consolidated income statements within "Other income (expense), net."

The table below reconciles total equity affiliates' income disclosed in the table above to consolidated equity affiliates' income as reflected on our consolidated income statements:
	Three Months Ended		Nine Months Ended
	30 June		30 June
Equity Affiliates' Income	2025	2024	2025	2024
Total	$167.6	$168.9	$470.5	$470.6
Equity method investment impairment associated with business and asset actions	—	—	(6.8)	—
Consolidated Equity Affiliates' Income	$167.6	$168.9	$463.7	$470.6

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RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Millions of U.S. Dollars unless otherwise indicated, except for per share data)
We present certain financial measures, other than in accordance with U.S. generally accepted accounting principles ("GAAP"), on an "adjusted" or "non-GAAP" basis. On a consolidated basis, these measures include adjusted operating income, adjusted earnings per share ("EPS"), adjusted EBITDA, and capital expenditures, while on a segment basis, we present adjusted EBITDA. In addition to these measures, we also present certain supplemental non-GAAP financial measures to help the reader understand the impact that certain disclosed items, or "non-GAAP adjustments", have on the calculation of our adjusted EPS. For each non-GAAP financial measure, we present a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP.
We provide these non-GAAP financial measures to allow investors, potential investors, securities analysts, and others to evaluate the performance of our business in the same manner as our management. We believe these measures, when viewed together with financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results. However, we caution readers not to consider these measures in isolation or as a substitute for the most directly comparable measures calculated in accordance with GAAP. Readers should also consider the limitations associated with these non-GAAP financial measures, including the potential lack of comparability of these measures from one company to another.
NON-GAAP ADJUSTMENTS
In many cases, non-GAAP financial measures are determined by adjusting the most directly comparable GAAP measure to exclude gains or losses that we believe are not representative of our underlying business performance. For example, we exclude the impact of the non-service components of net periodic benefit/cost for our defined benefit pension plans. Non-service related components are recurring, non-operating items that include interest cost, expected returns on plan assets, prior service cost amortization, actuarial loss amortization, as well as special termination benefits, curtailments, and settlements. The net impact of non-service related components is reflected within “Other non-operating income (expense), net” on our consolidated income statements. Adjusting for the impact of non-service pension components provides management and users of our financial statements with a more accurate representation of our underlying business performance because these components are driven by factors that are unrelated to our operations, such as volatility in equity and debt markets. Further, non-service related components are not indicative of our defined benefit plans’ future contribution needs due to the funded status of the plans. Additionally, as further discussed below, our adjustments in this release include other gains and losses that are not associated with the ongoing operation of our business. These items are oftentimes difficult to predict; however, the reader should be aware that we may recognize similar gains or losses in the future.
When applicable, the tax impact of our pre-tax non-GAAP adjustments reflects the expected current and deferred income tax impact of our non-GAAP adjustments. These tax impacts are primarily driven by the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions.
Business and Asset Actions
During the second quarter of fiscal year 2025, our Board of Directors and Chief Executive Officer initiated a project review in an effort to streamline our backlog and allow us to focus resources on projects that we believe will enhance value for our shareholders. In connection with this review, we decided to exit various projects related to clean energy generation and distribution. At the time of the announcement, we recorded an initial pre-tax charge of approximately $2.9 billion ($2.3 attributable to Air Products after tax, or $10.28 per share) for estimated project exit costs. For additional information, refer to Exhibit 99.1 to our Current Report on Form 8-K dated 1 May 2025.
During the third quarter, we recognized an additional net charge of $24.1 ($15.4 after tax, or $0.07 per share) based on updates to our cost estimates associated with these actions. Our estimates related to exiting these projects reflect our best judgment based on information available as of 30 June 2025. Final settlement of these items may differ materially from our current estimates, which could impact our consolidated financial statements in future periods.
The charges we record for business and asset actions are not allocated to our reportable segments.
Shareholder Activism-Related Costs
In fiscal year 2025, we recorded total costs of $86.3 ($71.7 after tax, or $0.32 per share) in connection with a proxy contest that concluded in January following certification of the election of directors at the 2025 Annual Meeting of Shareholders. Of this amount, $25.0 ($18.8 after tax, or $0.08 per share) was recorded during the third quarter, primarily reflecting a reimbursement paid to Mantle Ridge LP and its affiliated entities (collectively, “Mantle Ridge”) for its expenses in connection with the proxy contest. The reimbursement was unanimously approved by our Board of Directors, with one director, Paul C. Hilal, abstaining from the vote due to his role as founder and Chief Executive Officer of Mantle Ridge. These costs were not allocated to our reportable segments.

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Gain on Sale of Business
In April 2025, we completed the sale of our 100% ownership interest in a consolidated subsidiary in Singapore for cash proceeds of $104.3. We recognized a gain of $67.3 ($51.9 after tax, or $0.23 per share) in connection with the transaction during the third quarter of fiscal year 2025. The gain was not recorded in the results of the Asia segment.
Gain on Sale of Other Assets
In June 2025, we sold a regional office in Hersham, England, for cash proceeds of $37.7. We recognized a gain on sale of $31.3 ($23.8 after tax, or $0.11 per share) during the third quarter of fiscal year 2025 that is presented within “Other income (expense), net” on our consolidated income statements. The gain was not recorded in the results of the Europe segment.
De-designation of Cash Flow Hedges
During the third quarter of fiscal year 2024, we discontinued cash flow hedge accounting for certain interest rate swaps designed to hedge long-term variable rate debt facilities during the construction period of the NEOM Green Hydrogen Project. These swaps are held by NEOM Green Hydrogen Company, a consolidated joint venture accounted for under the variable interest model, of which Air Products owns a one-third interest. We expect the affected swaps to remain de-designated until outstanding borrowings from the available project financing are commensurate with the notional value of the instruments, at which time these instruments may re-qualify for cash flow hedge accounting. As a result of the de-designation, unrealized gains and losses are recorded to "Other non-operating income (expense), net". Gains and losses recorded during the third quarter of fiscal years 2025 and 2024 are summarized in the table below:

	Other non-operating income (expense), net	Gain (loss) attributable to noncontrolling partners	Gain (loss) attributable to Air Products after tax	Earnings (loss) per share attributable to Air Products
Three months ended 30 June 2025	($0.3)	(0.1)	(0.1)	$—
Three months ended 30 June 2024	$11.2	7.3	3.0	$0.01
We expect to recognize changes to the fair value of the impacted instruments through earnings in future periods until they re-qualify for cash flow hedge accounting. It is not possible to predict the significance of adjustments in future periods given potential interest rate volatility.
Non-Service Related Pension Items
As discussed above, we exclude the impact of the non-service components of our defined benefit pension plans because they are driven by factors that are unrelated to our operations, such as volatility in equity and debt markets. Non-service related pension items resulted in net non-operating costs of $10.9 ($8.1 after tax, or $0.04 per share) and $25.3 ($19.1 after tax, or $0.09 per share) for the three months ended 30 June 2025 and 2024, respectively.
Discontinued Operations
Our non-GAAP financial measures are presented on a continuing operations basis, which excludes a pre-tax loss from discontinued operations of $10.6 ($8.0 after tax, or $0.04 per share). The loss was recorded primarily to increase our existing liability for retained environmental remediation obligations associated with production facilities in the atmospheric emulsions and pressure sensitive adhesives businesses sold in 2008.

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ADJUSTED OPERATING INCOME AND ADJUSTED EPS
In addition to adjusted EPS, adjusted operating income is an important measure to evaluate our business performance following the appointment of our new Chief Executive Officer in February 2025. The table below provides a reconciliation to the most directly comparable GAAP measure for adjusted operating income, as well as for each of the major components used to calculate adjusted EPS. In periods that we have non-GAAP adjustments, we believe it is important for readers to understand the impact of each such adjustment because management does not consider these impacts when evaluating underlying business performance. Per share impacts are calculated independently and may not sum to total GAAP EPS and total adjusted EPS due to rounding.

	Three Months Ended 30 June
Q3 2025 vs. Q3 2024	Operating Income/Loss	Equity Affiliates' Income	Other Non-Operating Inc/Exp, Net	Income Tax Benefit/Expense	Net Income/Loss Attributable to Air Products	Earnings/Loss per Share(A)
Q3 2025 GAAP	$790.6	$167.6	($6.0)	$159.6	$721.8	$3.24
Q3 2024 GAAP	737.6	168.9	(1.3)	140.6	696.6	3.13
$ GAAP Change	$53.0					$0.11
% GAAP Change	7%					4%
Q3 2025 GAAP	$790.6	$167.6	($6.0)	$159.6	$721.8	$3.24
Business and asset actions	24.1	—	—	8.7	15.4	0.07
Shareholder activism-related costs	25.0	—	—	6.2	18.8	0.08
Gain on sale of business	(67.3)	—	—	(15.4)	(51.9)	(0.23)
Gain on sale of other assets(B)	(31.3)	—	—	(7.5)	(23.8)	(0.11)
Loss on de-designation of cash flow hedges(C)	—	—	0.3	0.1	0.1	—
Non-service pension cost, net	—	—	10.9	2.8	8.1	0.04
Q3 2025 Adjusted Measures	$741.1	$167.6	$5.2	$154.5	$688.5	$3.09
Q3 2024 GAAP	$737.6	$168.9	($1.3)	$140.6	$696.6	$3.13
Gain on de-designation of cash flow hedges(C)	—	—	(11.2)	(0.9)	(3.0)	(0.01)
Non-service pension cost, net	—	—	25.3	6.2	19.1	0.09
Q3 2024 Adjusted Measures	$737.6	$168.9	$12.8	$145.9	$712.7	$3.20
$ Adjusted Change	$3.5					($0.11)
% Adjusted Change	—%					(3%)
(A)Calculated and presented on a diluted basis from continuing operations attributable to Air Products.
(B)Reflected on the consolidated income statements within "Other income (expense), net."
(C)The loss (gain) attributable to noncontrolling interests was $0.1 and ($7.3) for the three months ended 30 June 2025 and 2024, respectively.

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ADJUSTED EBITDA
We define adjusted EBITDA as net income or loss less income or loss from discontinued operations, net of tax, and excluding non-GAAP adjustments, which we do not believe to be indicative of underlying business trends, before interest expense, other non-operating income (expense), net, income tax expense (benefit), and depreciation and amortization expense. Adjusted EBITDA provides a useful metric for management to assess operating performance on both a consolidated and a segment basis.
The tables below present a reconciliation of consolidated net income on a GAAP basis to consolidated adjusted EBITDA:

2025	Q1	Q2	Q3	Q4	Q3 YTD Total
Net income (loss)	$649.8	($1,737.5)	$723.2		($364.5)
Less: Loss from discontinued operations, net of tax	—	—	(8.0)		(8.0)
Add: Interest expense	42.6	42.2	61.4		146.2
Less: Other non-operating income (expense), net	38.9	(18.6)	(6.0)		14.3
Add: Income tax expense (benefit)	140.7	(505.8)	159.6		(205.5)
Add: Depreciation and amortization	366.8	383.6	401.0		1,151.4
Add: Business and asset actions	—	2,927.9	24.1		2,952.0
Add: Shareholder activism-related costs	29.9	31.4	25.0		86.3
Less: Gain on sale of business	—	—	67.3		67.3
Less: Gain on sale of other assets	—	—	31.3		31.3
Add: Equity method investment impairment associated with business and asset actions	—	6.8	—		6.8
Adjusted EBITDA	$1,190.9	$1,167.2	$1,309.7		$3,667.8

2024	Q1	Q2	Q3	Q4	Q3 YTD Total
Net income	$621.6	$580.9	$708.9	$1,951.0	$1,911.4
Less: Loss from discontinued operations, net of tax	—	—	—	(13.9)	—
Add: Interest expense	53.5	59.9	55.7	49.7	169.1
Less: Other non-operating income (expense), net	(14.8)	(9.2)	(1.3)	(48.5)	(25.3)
Add: Income tax expense	135.4	130.5	140.6	538.4	406.5
Add: Depreciation and amortization	349.2	360.8	360.3	380.8	1,070.3
Less: Gain on sale of business	—	—	—	1,575.6	—
Add: Business and asset actions	—	57.0	—	—	57.0
Adjusted EBITDA	$1,174.5	$1,198.3	$1,266.8	$1,406.7	$3,639.6

2025 vs. 2024	Q1	Q2	Q3		Q3 YTD Total
Change GAAP
Net income (loss) $ change	$28.2	($2,318.4)	$14.3		($2,275.9)
Net income (loss) % change	5%	**	2%		**
Change Non-GAAP
Adjusted EBITDA $ change	$16.4	($31.1)	$42.9		$28.2
Adjusted EBITDA % change	1%	(3%)	3%		1%
** Change versus prior period is not meaningful due to pre-tax charges for business and asset actions of $3.0 billion in the first nine months of fiscal year 2025, the majority of which were recorded during the second quarter of fiscal year 2025.

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The tables below present a reconciliation of operating income to adjusted EBITDA for the Company's three largest regional segments for the three months ended 30 June 2025 and 2024:

Americas	Q3 FY25	Q3 FY24	$ Change	% Change
Operating income	$374.1	$391.1	($17.0)	(4%)
Add: Depreciation and amortization	192.4	175.6
Add: Equity affiliates' income	37.8	37.5
Adjusted EBITDA	$604.3	$604.2	$0.1	—%

Asia	Q3 FY25	Q3 FY24	$ Change	% Change
Operating income	$216.8	$200.1	$16.7	8%
Add: Depreciation and amortization	126.7	115.5
Add: Equity affiliates' income	9.5	8.7
Adjusted EBITDA	$353.0	$324.3	$28.7	9%

Europe	Q3 FY25	Q3 FY24	$ Change	% Change
Operating income	$225.2	$204.7	$20.5	10%
Add: Depreciation and amortization	64.9	52.2
Add: Equity affiliates' income	29.7	26.3
Adjusted EBITDA	$319.8	$283.2	$36.6	13%

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CAPITAL EXPENDITURES
Capital expenditures is a non-GAAP financial measure that we define as the sum of cash flows for additions to plant and equipment, including long-term deposits, acquisitions (less cash acquired), investment in and advances to unconsolidated affiliates, and investment in financing receivables on our consolidated statements of cash flows. Additionally, we adjust additions to plant and equipment to exclude NEOM Green Hydrogen Company (“NGHC”) expenditures funded by the joint venture's project financing, which is non-recourse to Air Products, as well as our partners’ equity contributions to arrive at a measure that we believe is more representative of our investment activities. Substantially all the funding we provide to NGHC is limited for use by the venture for its capital expenditures.
A reconciliation of cash used for investing activities to our reported capital expenditures is provided below:

	Nine Months Ended
	30 June
	2025	2024
Cash used for investing activities	$5,681.0	$4,773.8
Proceeds from sale of assets and investments	185.4	26.3
Purchases of short-term investments	(117.6)	(141.4)
Proceeds from short-term investments	122.5	413.1
Other investing activities	112.7	45.9
NGHC expenditures not funded by Air Products' equity(A)	(1,981.2)	(1,242.0)
Capital expenditures	$4,002.8	$3,875.7
(A)Reflects the portion of "Additions to plant and equipment, including long-term deposits" that is associated with NGHC, less our approximate cash investment in the joint venture.
The components of our capital expenditures are detailed in the table below:

	Nine Months Ended
	30 June
	2025	2024
Additions to plant and equipment, including long-term deposits	$5,504.9	$4,721.5
Acquisitions, less cash acquired	59.9	—
Investment in and advances to unconsolidated affiliates	365.4	—
Investment in financing receivables	53.8	396.2
NGHC expenditures not funded by Air Products' equity(A)	(1,981.2)	(1,242.0)
Capital expenditures	$4,002.8	$3,875.7
(A)Reflects the portion of "Additions to plant and equipment, including long-term deposits" that is associated with NGHC, less our approximate cash investment in the joint venture.
Outlook for Investing Activities
It is not possible, without unreasonable efforts, to reconcile our forecasted capital expenditures to future cash used for investing activities because we are unable to identify the timing or occurrence of our future investment activity, which is driven by our assessment of competing opportunities at the time we enter into transactions. These decisions, either individually or in the aggregate, could have a significant effect on our cash used for investing activities.
We expect capital expenditures of approximately $5 billion for fiscal year 2025.

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OUTLOOK
The adjusted EPS guidance below is provided on a diluted basis from continuing operations attributable to Air Products and is compared to historical adjusted EPS. These adjusted measures exclude the impact of certain items that we believe are not representative of our underlying business performance, such as the non-service components of net periodic benefit/cost for our defined benefit pension plans, the incurrence of costs for business, asset, and cost reduction actions and impairment charges, or the recognition of gains or losses on certain disclosed items. The per share impact for each of our non-GAAP adjustments is calculated independently and may not sum to total adjusted EPS due to rounding.
It is not possible, without unreasonable efforts, to identify the timing or occurrence of similar future events or the potential for other transactions that may impact future GAAP EPS. Furthermore, it is not possible to identify the potential significance of these events in advance; however, any of these events, if they were to occur, could have a significant effect on our future GAAP EPS. Accordingly, management is unable to fully reconcile, without unreasonable efforts, our forecasted range of adjusted EPS to a comparable GAAP range.

	Q4	Full Year
2024 EPS(A)	$8.81	$17.24
Gain on sale of business	(5.38)	(5.38)
Business and asset actions	—	0.20
Loss on de-designation of cash flow hedges	0.03	0.02
Non-service pension cost, net	0.09	0.34
2024 Adjusted EPS(A)	$3.56	$12.43
2025 Adjusted EPS Outlook	$3.27 – $3.47	$11.90 – $12.10
$ Change	(0.29) – (0.09)	(0.53) – (0.33)
% Change	(8%) – (3%)	(4%) – (3%)
(A)We completed the divestiture of our LNG business on September 30, 2024; therefore, this business will not contribute to fiscal year 2025 results and, accordingly, is not reflected in our fiscal year 2025 guidance. In fiscal year 2024, the LNG business generated operating income for our Corporate and other segment of approximately $25, $35, $35, $40, and $135 for the first four quarters and full year, respectively.